                         LINDAL CEDAR HOMES, INC. LOGO

                             4300 SOUTH 104TH PLACE
                           SEATTLE, WASHINGTON 98178
                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the Annual Meeting of Shareholders of Lindal Cedar Homes, Inc., a Delaware corporation (the "Company"), will be held at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington on May 25, 2000 at 3:00 p.m., for the following purposes:

          1. To elect four members of the Board of Directors to hold office for two years, or until their successors are elected and qualified.

          2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2000.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     So as far as management is aware, as of this date, no business will properly come before the meeting other than the matters set forth above.

     Only shareholders of record at the close of business on April 25, 2000 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. For the convenience of the shareholders who do not expect to attend the meeting in person and desire to have their stock voted, a form of proxy and an envelope, for which no postage is required, are enclosed. A shareholder may later revoke this proxy at any time before it is voted in the manner set forth in the accompanying proxy statement.

     Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                          By Order of the Board of Directors

                                          SIR WALTER LINDAL
                                          Chairman Emeritus and Secretary

Seattle, Washington
May 5, 2000

                            LINDAL CEDAR HOMES, INC.
                             4300 SOUTH 104TH PLACE
                           SEATTLE, WASHINGTON 98178
                           -------------------------

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lindal Cedar Homes, Inc., (the "Company") for use at the Annual Meeting of Shareholders to be held May 25, 2000, at 3:00 p.m., and at any adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington.

     The approximate date on which this proxy material is first to be sent to shareholders is May 5, 2000. The individuals named as proxies are Sir Walter Lindal and Robert W. Lindal. Proxies may be solicited by use of the mails, by personal interview or by telephone and may be solicited by officers, directors and other employees of the Company. All costs of solicitation of proxies will be borne by the Company.

     A shareholder may vote in person or by proxy. A proxy must be in writing and dated and signed by the shareholder. All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, the shares will be voted in favor of the proposals set forth therein. Any shareholder granting a proxy has the power to revoke it at any time before it is exercised by (i) delivering written notice to the Company's Secretary prior to the Annual Meeting, (ii) executing another proxy dated as of a later date, or (iii) voting in person at the Annual Meeting.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     At the close of business on March 31, 2000, there were 4,131,227 shares of common stock outstanding, which represent all of the voting securities of the Company. Only shareholders of record at the close of business on April 25, 2000 will be entitled to vote at the meeting. Under Delaware law and the Company's Bylaws, the presence at the meeting, in person or by duly authorized proxy, of the holders of a majority of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of common stock is entitled to one vote.

     Shareholders do not have the right to cumulate their votes in the election of directors. The four nominees who receive the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. In an uncontested plurality election such as this, abstentions will have no effect, since approval by a specified percentage of shares present or outstanding is not required. Because brokers have discretion to vote shares of common stock held on behalf of beneficial owners if no instructions are received about how to vote such shares, there will be no "broker nonvotes" in the election of directors.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of March 31, 2000 certain information as to the number of shares of common stock beneficially owned by (i) each person who is known to the Company to own beneficially more than 5% of its outstanding common stock, (ii) each director or nominee for director, (iii) each executive officer of the Company for whom information is given in the Summary Compensation Table in this proxy statement, and (iv) all executive officers and directors of the Company as a group:

                                                  NUMBER OF        PERCENTAGE OF
                     NAME                        SHARES(1)(2)    OUTSTANDING SHARES
                     ----                        ------------    ------------------
Sir Walter Lindal(3)...........................     945,633(4)         21.26%
Robert W. Lindal(3)............................     437,114(5)          9.83%
Bonnie G. McLennaghan(3).......................     395,668(5)          8.90%
Douglas F. Lindal(3)...........................     385,656(5)          8.67%
Martin J. Lindal(3)............................     366,588(5)          8.24%
Heartland Advisors, Inc........................     345,400             7.77%
Charles R. Widman..............................      41,725                *
William M. Weisfield...........................      41,017                *
Charles T. Collins.............................      31,500                *
Steven G. Conley...............................       7,200                *
All executive officers and directors as a group
  (11 persons).................................   2,292,204            51.57%

---------------
 *  Less than one percent

(1) Beneficial ownership includes both voting and investment power.

(2) With respect to the following individuals and to all executive officers and directors as a group, the beneficial ownership data includes options to purchase common stock exercisable within 60 days of March 31, 2000 as follows: (i) options to purchase 35,100 shares held each by Sir Walter Lindal, Robert W. Lindal, Douglas F. Lindal, and Martin J. Lindal; (ii) options to purchase 36,725 shares held by Charles R. Widman; (iii) options to purchase 36,017 shares held by William M. Weisfield; (iv) options to purchase 20,000 shares held by Charles T. Collins; (v) options to purchase 5,600 shares held by Steven G. Conley and (vi) options to purchase 268,210 shares held by all directors and executive officers as a group. With respect to Bonnie G. McLennaghan, the beneficial ownership data includes options to purchase common stock as follows: (i) options to purchase 35,100 shares held directly and (ii) options to purchase 10,000 shares held by Robert McLennaghan, the husband of Bonnie McLennaghan.

(3) Robert W. Lindal, Martin J. Lindal and Douglas F. Lindal are sons, and Bonnie McLennaghan is the daughter, of Sir Walter Lindal. The address of each of the individuals listed is the address of the Company's headquarters at 4300 South 104th Place, Seattle, Washington, 98178.

(4) Includes 772,898 shares held by Lindal, Inc., a private corporation controlled by Sir Walter Lindal in which all adult members of the Lindal family have an ownership interest.

(5) Does not include any portion of the 772,898 shares owned by Lindal, Inc.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Company's Amended Bylaws (the "Bylaws") divide the Board of Directors into two classes. Each class consists of four directors, but such number may be increased or decreased by resolution of the Board or by the shareholders amending the Bylaws. Classes are to be as nearly equal in number as possible. Unless a director has been appointed to fill a vacancy or to fill a position that was created by increasing the number of directors, each director serves for a term ending at the second annual shareholders' meeting following the annual meeting at which elected. Each director serves until such director's successor is elected and qualified or until such director's earlier death, resignation or removal. Information as to the nominees and as to each other director whose term will continue after the Annual Meeting is provided below.

     The Board of Directors presently consists of eight members. Four members of the Board of Directors will be elected at the meeting: Robert W. Lindal, Charles
T. Collins, Martin J. Lindal and Charles R. Widman will be elected for two-year terms expiring at the annual meeting in 2002 and until their respective successors have been elected and qualified. The directors will be elected by a plurality vote of the shares represented, in person or by proxy, at the meeting.

     Every two years the Board of Directors has traditionally selected a nominee for director from among the Company's distributors. The Company believes this improves relationships with its distributors by giving them a voice in the decision-making process and provides the Company with an additional source of information about its markets. In 1999, the Board of Directors selected Steven
G. Conley from among its distributors as a nominee for election as a director. Mr. Conley was elected as a director at the annual meeting in 1999.

     Each of the nominees for director has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors.

                             NOMINEES FOR ELECTION
                           (TERMS TO EXPIRE IN 2002)

     ROBERT W. LINDAL, age 52, was President of the Company from 1981 to January 1995, when he became Chairman of the Board. He has been the Chief Executive Officer of the Company since 1981. Mr. Lindal continues to have the Operations and Finance areas of the Company report to him. Mr. Lindal has been a director of the Company from 1969 to 1975 and 1976 to present. Prior to 1981, Mr. Lindal was an independent distributor for the Company's products in Hawaii, and the Canadian Production Facilities Manager for the Company. Mr. Lindal is a structural engineer.

     CHARLES T. COLLINS, age 58, served as President of Colsper Corporation, a diversified holding company focused primarily in waste management, from 1981 to 1998. Mr. Collins' diversified experience in both government and business includes currently serving as Chair of the Washington State Commission on Student Learning, and member of the Washington Dental Service Board of Directors. Earlier, Mr. Collins served as chairman, 1996 to 1997 of the Washington Dental Service Board of Directors; member, 1981 to 1985, and chair, 1984 to 1985, of the Northwest Power Council; chairman of the State Higher Education Coordinating Board, 1985 to 1991; Transit Director of Seattle Metro, 1976 to 1979, and County Administrator of King County, 1973 to 1976. Mr. Collins has been a director of the Company since 1998.

     MARTIN J. LINDAL, age 46, has served as a director of the Company since 1981, and was employed by the Company as Administration Manager from 1982 to 1990. Mr. Lindal was elected Assistant Secretary in 1986 and has been the Vice President Information Systems & Assistant Secretary since 1990.

     CHARLES R. WIDMAN, age 74, has been the President of Widman Associates, Inc., forest industry analysts, since 1993. From 1991 to 1993, Mr. Widman was an executive consultant with Sandwell, Inc., a diversified international consulting firm specializing in engineering and the forest industry. From 1978 to 1991, he was Chairman and CEO of Widman Management Ltd., a forest industry consulting firm. Mr. Widman has been a director of the Company since 1993.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES

                              CONTINUING DIRECTORS
                           (TERMS TO EXPIRE IN 2001)

     DOUGLAS F. LINDAL, age 49, was Executive Vice President of the Company from 1981 until January 1995, when he became President and Chief Operating Officer. Mr. Lindal continues to have the Sales, Marketing and Administration areas report to him as well as functioning as General Manager supervising most Company activities. He has served as a director of the Company from 1971 to 1975 and from 1980 to present. Prior to 1981, Mr. Lindal also was an independent distributor for the Company's products in Hawaii. It is expected that Mr. Lindal will retire and resign as an officer of the Company in July 2000. However, Mr. Lindal will continue as a director of the Company.

     SIR WALTER LINDAL, age 81, was Chairman of the Board from 1981 until 1995, when he became Chairman Emeritus of the Company. Mr. Lindal has been Secretary of the Company since 1981. From 1966 to 1975, he was President of the Company and Chairman of the Board and managed the Company. Mr. Lindal is the Company's founder.

     WILLIAM M. WEISFIELD, age 58, has been the Chief Executive Officer of UTILX Corporation, a NASDAQ traded company, since November 1998 and Chairman of the Board of Directors of UTILX Corporation since January 1997. From 1994 to November 1998, Mr. Weisfield was the Chief Operating Officer of Northern Capital Company, a privately held investment company in Seattle, Washington. From December 1992 to December 1993, Mr. Weisfield was Chief Operating Officer of the Robbins Company in Kent, Washington, a manufacturer of underground tunnel boring machines. From 1988 to December 1992, Mr. Weisfield was the Chief Executive Officer of Cornerstone Columbia Development Company, a Seattle, Washington real estate development firm. From 1978 to 1982, Mr. Weisfield was Chairman of the Board of the Federal Home Loan Bank of Seattle and is a past member of the Board of Regents of Seattle University. Mr. Weisfield also serves as a director on the boards of several non-public entities. Mr. Weisfield has been a director of the Company since 1994.

     STEVEN G. CONLEY, age 37, has been the President of CedarCraft Northwest, an independent dealer of the Company, since 1991. In 1995, Mr. Conley was elected to the Dealer Advisory Council. Mr. Conley has been a director of the Company since February 1999.

COMPENSATION OF DIRECTORS

     The annual retainer for each director who is not an employee of the Company, is $4,000, payable $1,000 per quarter, and 1,000 shares of the Company's common stock. The chairman of each committee is paid an additional $1,000 a year. A fee of $500 is paid for each meeting of the Board of Directors or committee of the Board of Directors attended and for significant non-Board or committee meetings. A fee of $250 is paid for each meeting of the Board of Directors or committee of the Board of Directors where the Board member participates by phone.

     Pursuant to the standard policy on compensation of directors, in October 1999, each of Messrs. Collins, Widman, Conley and Weisfield were granted 1,000 shares of the Company's stock. As the stock issued was not registered, all certificates bear the appropriate restrictive legend. The market price of the stock on the date of issuance was $2.25.

     Each director who is not an employee of the Company is eligible to participate in the Directors' and Distributors' Stock Option Plan (the "Plan"). Under the Plan, each non-employee director receives an option to purchase 10,000 shares upon becoming a director and an option to purchase 5,000 shares as of October 1 of each year he or she continues as a director. The exercise price of options granted under the Plan is the market price of the Company's stock on the date of grant. In October 1999, Messrs. Collins, Widman, Conley and Weisfield were each granted options to purchase 5,000 shares at a price of $2.25 per share. On February 1, 1999, upon appointment to the Board of Directors, Mr. Conley was granted options to purchase 10,000 shares of the Company's common stock at a price of $1.563.

     Options granted to non-employee directors are non-assignable except by will or the laws of descent and distribution. Options granted are automatically fully vested and are exercisable six months after the date of grant. Options granted to non-employee directors expire at the earliest of ten years from the grant date, one year after the option holder ceases to be a director for any reason other than death, or one year after death. However, options granted to directors who are also Company distributors are subject to the vesting and expiration rules described in the next paragraph.

     Non-employee directors who are also Company distributors, and other members of the Dealer Advisory Council (the "Council"), are eligible to receive options to purchase shares of the Company's stock each year in the amount of 100 shares for each year during which the person was a member of the Council (without regard to years of service as a director). Mr. Conley is a member of the Council. In February 2000 and 1999, options to purchase 500 and 400 shares, respectively, were granted to Mr. Conley for his participation on the Council. Options granted to distributors under the Plan vest over a period of four years and expire at the earliest of ten years following the date of grant or ninety days after the option holder ceases to be a distributor (or one year after death).

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Company presently has an Executive Committee which, within certain prescribed limits, exercises all the powers of the Board of Directors when the Board of Directors is not in session. The Executive Committee presently consists of Sir Walter Lindal, Robert W. Lindal and Douglas F. Lindal. The Executive Committee met four times in 1999.

     The Company also has an Audit Committee, a Compensation Committee, a Research and Development Committee and a Strategic Planning Committee. The Audit Committee is responsible for reviewing the results of the audit of the Company performed by its independent certified public accountants. The Audit Committee met two times in 1999. Its members currently are Messrs. Weisfield (Chairman), Collins and Widman.

     The Compensation Committee is responsible for determining salary and bonus compensation to executive officers who also own five percent or more of the Company's common stock and to report thereon to the Board of Directors. This Committee also has the authority to administer the Company's employee stock option plans. The Compensation committee met two times in 1999. The Compensation Committee consists of Messrs. Collins, Weisfield (Chairman) and Widman.

     The Company has a Research and Development Committee, which consists of Sir Walter Lindal (Chairman), Martin J. Lindal and Charles T. Collins. The committee met two times in 1999.

     The Company also has a Strategic Planning Committee, which met twice in 1999. It members currently are Messrs. Collins (Chairman), Weisfield, and Widman.

     During 1999, there were five meetings of the Board of Directors. No director attended fewer than 75% of the meetings of the Board of Directors or the committees of which he or she was a member. Mr. Collins was unable to attend one meeting of one of the Board committees of which he was a member. Martin J. Lindal did not attend two meetings of the Board committee of which he was a member.

                           RELATED PARTY TRANSACTIONS

     Steven G. Conley, a director of the Company, is the President of CedarCraft Northwest, an independent dealership of the Company. Sales to CedarCraft Northwest were $491,045 in 1999. All sales were on normal trade terms.

     In 1999, the Company made payments aggregating $9,692 to Lindal, Inc., in connection with certain miscellaneous expenditures. Lindal, Inc. is a private company controlled by Sir Walter Lindal.

                               EXECUTIVE OFFICERS

     Each executive officer is elected by the Board of Directors following each annual meeting of shareholders to serve for a term of one year or until a successor is elected and qualified.

     For the biographical summaries of Robert W. Lindal, Douglas F. Lindal, Martin J. Lindal and Sir Walter Lindal, see "Election of Directors."

     DENNIS L. GREGG, age 48, joined the Company in 1997 as Chief Financial Officer. Mr. Gregg's previous experience includes Chief Financial Officer, 1996 to 1997, for Abacus Software Inc., a public software development company and Microrim, Inc. its wholly owned subsidiary; Chief Financial Officer, 1995 to 1996, for Media Technologies, Inc., a software manufacturing company; and Chief Financial Officer, 1982 to 1995, for Evans Group Seattle (formerly Evans/Kraft, Inc.), a marketing/public relations firm. Mr. Gregg was elected as Vice President Finance in February 2000.

     GARY D. KLINE, age 51, joined the Company in 1973 and has worked in several key positions in the Scheduling and Production areas. Mr. Kline has been the Vice President Operations since 1983.

     DAVID S. NIXON, age 44, joined the Company in 1987. Mr. Nixon's previous experience includes 10 years in management with Person and Person Homes. Mr. Nixon has worked in several key positions in Distribution and Purchasing with the Company. Mr. Nixon was elected Vice President in June 1999.

     KENNETH R. SCHAFER, age 57, joined the Company in November 1998. Mr. Schafer has spent much of his career as a practitioner of turnaround management. In this capacity he has managed companies in such diverse industries as injection moulding, metal fabrication, vacuum moulding, stair parts manufacturing and window fabrication. Mr. Schafer was elected Vice President in June 1999.

     LOUIS CARLASCIO, age 50, joined the Company in 1999 as National Sales Manager. Mr. Carlascio has nearly 30 years sales experience. For the past 16 years he has been involved in the system built housing industry. He was Executive President of Lincoln Logs Ltd. in 1989. In 1990, he became President of Real Log Homes Inc. He then joined Perma-Chink Systems, a manufacturer of stain sealant and preservatives for the wood home industry as National Sales Manager before joining the Company. Mr. Carlascio was elected as Vice President Sales in February 2000.

     JEFFREY CADEN, age 48, joined the Company in 1999 as Director of Marketing and was elected as Vice President Marketing in March of 2000. Mr. Caden's previous experience includes Vice President Marketing and Sales, 1989 to 1993, for Nile Spice, Inc., a private food company. In 1994, Mr. Caden founded SkyRocket Foods, Inc. which sold to Delicious Cookie Co., Inc. of Des Plaines, IL in 1995. Between 1996 and 1999, Mr. Caden was President of SkyRocket Marketing, a private marketing firm focused on national food industry clients.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 and rules adopted thereunder establish requirements for officers, directors and beneficial owners of ten percent or more of the Company's outstanding common stock to report transactions and holdings in the Company's securities to the Securities and Exchange Commission and the NASD.

     With respect to 1999, the Company believes, based on copies of reports furnished to it and written representations that no other reports were required to be filed, that all filings under Section 16 were made in a timely fashion except that: Mr. Charles T. Collins filed his 1999 Form 5 approximately 7 days late; Mr. Gary D. Kline filed his 1999 Form 5 approximately 10 days late; Mr. David S. Nixon did not file a Form 3 upon his election as an executive officer in June 1999 but instead reported his beneficial ownership of securities on his 1999 Form 5; Kenneth R. Schafer did not file a Form 3 upon his election as an executive officer in June 1999 but instead reported his beneficial ownership of securities on his 1999 Form 5; and Mr. Steven G. Conley who, upon appointment to the Board of Directors in February 1999, filed his Form 3 approximately one month late.

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

                             EXECUTIVE COMPENSATION

     The following table shows the compensation for the services rendered during fiscal years 1999, 1998 and 1997 for the Chief Executive Officer and each of the executive officers of the Company whose aggregate salary and bonus exceeded $100,000 in the most recent fiscal year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                              ANNUAL COMPENSATION    COMPENSATION
                                              -------------------       AWARDS          ALL OTHER
              NAME AND                        SALARY(1)    BONUS       OPTIONS       COMPENSATION(2)
         PRINCIPAL POSITION           YEAR       ($)        ($)          (#)               ($)
         ------------------           ----    ---------    ------    ------------    ---------------
Robert W. Lindal....................  1999     135,457     46,200        --               5,476
  CEO/Chairman                        1998      89,091         --        --               6,128
                                      1997     165,619         --        --               3,109
Douglas F. Lindal(3)................  1999     135,515     46,200        --               5,241
  President/Chief Operating           1998      76,219         --        --               4,842
  Officer                             1997     142,558         --        --               2,737

---------------
(1) Includes base salary.

(2) For Robert W. Lindal other compensation in 1999 consists of matching contributions to Mr. Lindal's contributions to the Company's 401(k) Plan of $2,375, group term life insurance premiums of $620 and payment in lieu of time off in the amount of $2,481. For Douglas F. Lindal other compensation in 1999 consists of matching contributions to Mr. Lindal's contributions to the Company's 401(k) Plan of $2,375, group term life insurance premiums of $385 and payment in lieu of time off in the amount of $2,481.

(3) It is expected that Douglas F. Lindal will retire and resign as an officer of the Company in July 2000. However, Mr. Lindal will continue as a director of the Company.

                         FISCAL YEAR-END OPTION VALUES

     The following table shows the year-end values of unexercised options held by the Named Executive Officers. No options were granted in 1999 to the Named Executive Officers and no shares were acquired on exercise of options in 1999 by the Named Executive Officers.

                                                    NUMBER OF SHARES              VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                  OPTIONS AT YEAR-END                AT YEAR-END(1)
                                              ----------------------------    ----------------------------
                                              EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                    NAME                          (#)             (#)             ($)             ($)
                    ----                      -----------    -------------    -----------    -------------
Robert W. Lindal............................    35,100            --              --              --
Douglas F. Lindal...........................    35,100            --              --              --

---------------
(1) Values are based on the difference between the option exercise price and the fair market value at fiscal year-end of $2.25, which was less then the exercise price of Messrs. Robert W. Lindal's and Douglas F. Lindal's options. There is no assurance that any value will be realized from the unexercised options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") is composed of three of the Company's non-employee directors, William M. Weisfield (Chairman), Charles R. Widman and Charles T. Collins. The Committee is responsible for establishing and administering policies that govern compensation for the Chief Executive Officer and other executive officers who own 5% or more of the Company's outstanding common stock ("Owner/Officers") and reporting thereon to the Board of Directors. The Committee also administers the Company's stock option plans and reviews the compensation of other executive officers that is set by the Executive Committee.

COMPENSATION POLICIES

     The Committee bases executive officer compensation on the same guiding principals used to determine compensation programs for all employees. The Company seeks to offer pay and benefits that allow the Company to:

          (a) Attract and retain people with the skills critical to achieve the long-term success of the Company,

          (b) Maintain compensation that is competitive, and

          (c) Pay for performance to both motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value.

FORMS OF COMPENSATION

     Compensation for the Owner/Officers is based on the above policies and consists of the following components: competitive base pay, bonuses, stock options and benefits.

     Base Salary. The Committee reviews and approves all salary changes for Owner/Officers. The Committee bases its approval of individual salary levels on the compensation budget for the Company, performance-based evaluations, recommendations by the Executive Committee and comparisons to published compensation levels for manufacturing companies of similar size and profitability. The Committee does not set executive compensation at specific target ranges of any particular survey.

     Bonus. The Committee has devised a bonus plan for Owner/Officers and other executive officers that is based on selected performance criteria, emphasizing the pre-tax profitability of the Company. For the Chief Executive Officer, the amount of any bonus payment is based solely on the pre-tax earnings of the Company.

     The bonus plan, among other things, defines the bonus pool that is to be available for distribution to the Owner/Officers and other executive officers. For pre-tax earnings up to $1,000,000, 8.25% of pre-tax earnings is the bonus pool. For pre-tax earnings from $1,000,000 to a maximum of $3,000,000, 16.5% of pre-tax earnings is added to the bonus pool. The available bonus pool is then divided among the Owner/Officers and other executive officers according to a predetermined percentage.

     Stock Options. Non-qualified or incentive options are periodically granted to all Owner/Officers. Incentive stock options are periodically granted to other executive officers and certain other employees by the Compensation Committee. No stock options were granted to Owner/Officers in 1999.

  Chief Executive Officer Compensation

     In establishing the Chief Executive Officer's compensation package, the Committee pursues the same objectives and policies applicable for the Company's other executive officers. On November 29, 1997, due to the performance of the Company in 1997, all Owner/Officers voluntarily reduced their base salary by 50%. These reductions continued throughout 1998. The amount of the reduction in base salary was discretionary by the Owner/Officers. On January 22, 1999, the Compensation Committee approved increases in the salaries of

Robert W. Lindal and Douglas F. Lindal to 75% and 88%, respectively, of their pre-November 29, 1997 levels. These increases were effective February 1, 1999. On August 19, 1999, the Compensation Committee approved additional increases in the salaries of Robert W. Lindal and Douglas F. Lindal to 90% and 105%, respectively, of their pre-November 29, 1997 levels. These additional raises were effective on August 28, 1999.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the executive officers whose compensation is required to be reported in the Company's proxy statement. Certain performance-based compensation that has been approved by shareholders is not subject to the deduction limit. The Company's stock option plans are structured to qualify options granted thereunder as performance-based compensation under Section 162(m). For 2000, the Committee does not contemplate that there will be any nondeductible compensation.

                                          COMPENSATION COMMITTEE

                                          William M. Weisfield, Chairman
                                          Charles R. Widman
                                          Charles T. Collins

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares for each of the last five calendar years ended December 31, 1999 the cumulative total return of the Company, the NASDAQ Market Index and the Media General Residential Construction Index. Cumulative total return assumes $100 invested January 1, 1995 and re-investment of all dividends.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG LINDAL CEDAR HOMES, INC.,
                     NASDAQ MARKET INDEX AND MG GROUP INDEX

                                                      BROAD MARKET               INDUSTRY INDEX         LINDAL CEDAR HOMES, INC.
                                                      ------------               --------------         ------------------------
1994                                                     100.00                      100.00                      100.00
1995                                                     129.71                      143.91                      138.46
1996                                                     161.18                      144.75                      134.62
1997                                                     197.16                      213.44                      111.54
1998                                                     278.08                      230.12                       50.00
1999                                                     490.46                      171.52                       69.23

Assumes $100 invested on January 1, 1995

Assumes dividends reinvested

Fiscal year ended December 31, 1999

Note: Stock price performance shown in the Stock Price Performance Graph for the Common Stock is historical and not necessarily indicative of future price performance.

                         CHANGE OF CONTROL ARRANGEMENTS

     Under the Company's 1997 Stock Option Plan, in the event of (a) the merger or consolidation of the Company in which it is not the surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property and the holders of the Company's stock own less than 66 2/3% of the outstanding voting securities of the Company, (b) the sale, lease, exchange or other transfer of all or substantially all of the Company's assets (other than transfer to a majority-owned subsidiary); or (c) the approval by the holders of Common Stock of any plan or proposal for the Company's liquidation or dissolution (each, a "Corporate Transaction"), each outstanding option under the Company's stock option plans will automatically accelerate so that it will become 100% vested and exercisable immediately before the Corporate Transaction, except to the extent that options are assumed by the successor corporation. The vesting of such assumed options accelerates at the time an optionee's employment is terminated by the Company for reasons other than "cause" or by the optionee for "good reason" within two years after a Corporate Transaction.

     Under the Company's 1988 Combined Incentive and Nonqualified Stock Option Plan (the "1988 Plan"), the Board has the discretion to accelerate the exercisability of options in the event of certain events described in the 1988 Plan, such as the dissolution or liquidation of the Company or a reorganization, merger or consolidation with one or more corporations.

                                  PROPOSAL 2:
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP, certified public accountants, to continue as independent auditors to examine the consolidated financial statements of the Company for the year ending December 31, 2000. KPMG LLP has served as the independent auditor of the Company's United States operations since 1968 and of the Company's Canadian operations since 1970. A representative of KPMG LLP will be present at the 2000 Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
                          OF THE INDEPENDENT AUDITORS.

                           PROPOSALS BY SHAREHOLDERS

     Proposals by shareholders intended to be presented at the 2001 Annual Meeting and to be included in the Company's proxy statement must be received by the Company at its principal executive offices no later than December 29, 2000, and must otherwise comply with the rules issued under the Securities Exchange Act of 1934.

     Pursuant to Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, the Company intends to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in the Company's proxy statement for the Company's 2001 Annual Meeting, except in circumstances where (i) the Company receives notice of the proposed matter no later than March 17, 2001, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

                          ANNUAL REPORT AND FORM 10-K

     The 1999 Annual Report of the Company was mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including financial statements and schedules. The Form 10-K has been filed with the Securities and Exchange Commission. It may be obtained by writing to:

                                          Sir Walter Lindal, Secretary

                                          Lindal Cedar Homes, Inc.
                                          Post Office Box 24426
                                          Seattle, Washington 98124

                                          By Order of the Board of Directors

                                          SIR WALTER LINDAL
                                          Chairman Emeritus and Secretary

Seattle, Washington
May 5, 2000

________________________________________________________________________________



                            LINDAL CEDAR HOMES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 25, 2000

     The undersigned hereby appoints Sir Walter Lindal and Robert W. Lindal or either of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as Proxy all the stock of the undersigned in Lindal Cedar Homes, Inc.

                         (TO BE SIGNED ON REVERSE SIDE)



________________________________________________________________________________

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                            LINDAL CEDAR HOMES, INC.

                                  MAY 25, 2000



                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------
A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.
                                 WITHHOLD            NOMINEES:
                     FOR ALL   AUTHORITY TO            ROBERT W. LINDAL
                     NOMINEES  VOTE FOR ALL            CHARLES T. COLLINS
  1. ELECTION OF       [ ]         [ ]                 MARTIN J. LINDAL
     THE                                               CHARLES R. WIDMAN
     FOLLOWING
     NOMINEES, AS SET FORTH IN THE PROXY STATEMENT:

   INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE
   FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
   NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

   -------------------------------------------
                                                FOR     AGAINST   ABSTAIN
                                                [ ]       [ ]       [ ]
  2. TO ELECT KPMG LLP AS AUDITORS TO
     EXAMINE THE FINANCIAL STATEMENTS OF
     THE COMPANY FOR THE YEAR ENDING
     DECEMBER 31, 2000.

  3. THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY
     COME BEFORE THE MEETING.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR
THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2 IF NO
INSTRUCTION IS GIVEN.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED
ENVELOPE.


SIGNATURE(S)____________________ L.S._______________L.S.  DATED:__________, 2000

(NOTE: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons, all should sign.)